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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                                                  TRADED: NASDAQ
                                                                  SYMBOL: CBCF


                          CITIZENS BANKING CORPORATION
                     ANNOUNCES ORGANIZATIONAL RESTRUCTURING
                           AND RELATED SPECIAL CHARGES


FLINT, MICHIGAN, September 26, 2002, -- Citizens Banking Corporation today announced restructuring initiatives designed to improve performance and client service in its three main lines of business. As a result, Citizens will incur special charges of approximately $14 million ($9.1million after tax) during the third quarter of 2002.

The restructuring is the result of a detailed review of Citizens' consumer banking, business banking and wealth management areas by key members of management during the second and third quarters of this year. This review revealed opportunities for process change, staff reassignment, reporting structure changes, expense reduction and business growth. Additionally, Citizens engaged banking industry consultants to assist in analyzing these areas.

"In the second quarter of this year we developed a new vision for Citizens which laid the foundation for our company's future," commented William R. Hartman, president and CEO. "This vision calls for our company to work toward a goal of operational excellence by improving
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the level and quality of service to our clients as cost-efficiently as possible. We believe the changes announced today support this goal and will help bring it within our reach."


Consumer Banking

The review process undertaken by the management team of the company emphasized changes that were needed in order to make consumer banking more efficient and market-driven, grow Citizens' core banking business and improve client retention. "We are streamlining our organization to reduce the levels of managers between our top management and the branch staff people who touch our clients," Hartman explained. Additionally, a review of the branch office network has led to the decision to consolidate twelve banking offices during the fourth quarter of 2002 and six offices during the first half of 2003.


Business Banking

Analysis of the configuration of the commercial banking group resulted in several new initiatives, including an increased emphasis on small business banking and expanding existing business relationships. "The objective of reorganizing this area is to provide a clearer focus to expand and grow relationships among the banks' small business, middle market and institutional clients," remarked Hartman. "Our new structure will have fewer layers of management, resulting in more rapid response time to clients, greater cost-efficiency and an enhanced credit process."


Wealth Management

A new service unit will be established to bring about a more cohesive approach to serving the needs of the majority of the company's trust clients. "The Cost-Efficiencies and service improvement that we expect from this move, represent another step toward our goal of operational excellence," Hartman commented. Citizens will close its trust offices in Berwyn, Illinois and in Sturgis, Michigan, and will transfer the trust relationships to either the new service unit or another trust office.

Staff Reassignment and Special Charge

As a result of the restructuring, Citizens anticipates eliminating up to 250 positions, including approximately 175 from layoffs and the remainder through attrition during the next 12 months. The company will be offering severance packages and outplacement assistance to employees displaced as a result of the restructuring. A special charge of approximately $14 million related to this organizational restructuring will be taken during the third quarter of 2002. The charge includes $8.5 million for compensation, benefits and severance packages, $2.4 million for branch closing and building impairment expenses, $2.7 million for consulting fees and employee placement services, and $.4 million for equipment and obsolete supplies. "These decisions were difficult, but necessary, in order to improve our long-term profitability and be in a position to grow our company. These changes will also help us be more competitive and improve our level of service to clients," stated Hartman.
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CORPORATE PROFILE

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 198 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements which include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Corporation's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the Corporation's future lending and collections experience, the inability to complete announced acquisition transactions, the effects of acquisitions and the ability to integrate acquired operations, market acceptance of the Corporation's products and services, competition from other institutions, changes in the banking industry and its regulation, needs for technological change, and other factors, including those which are discussed in the Corporation's filings with the Securities and Exchange Commission.

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MEDIA CONTACT:     Linda Manson
                   Vice President Corporate Communications
                   (810) 766-7733


                   Visit our Web site at HTTP://WWW.CITIZENSONLINE.COM